Exhibit 99.1

FOR IMMEDIATE RELEASE

SRS Labs Reports Third Quarter 2008 Results

Company announces 8 new license agreements and commencement of $15 million stock repurchase program

Santa Ana, Calif., November 4, 2008 - SRS Labs, Inc. (NASDAQ: SRSL), the industry leader in surround sound, audio and voice technologies, reported financial results for the third quarter ended September 30, 2008. The company also has made available for download a slide presentation of financial data and analysis at www.srslabs.com/pdf/Q308earnings.pdf

Recent Developments

The second and third quarters for SRS were eventful and cause for optimism due to several developments.  First is the solid management team that SRS now has in place, the best in its’ history.  The Company has always had industry leading engineering talent.  Now that talent has been complimented with new sales and marketing executives with proven industry credentials that have led to revamped sales and marketing organizations.  Several positive developments occurred during the past two quarters, including 17 new license agreements with Companies such as Hewlett-Packard, Vizio and NEC computer.  Revenue from these newly signed licensees, along with expected revenue from additional license agreements anticipated to be signed in the near term, represent forecasted incremental revenue growth of approximately $7 million for 2009.

In recognition of the deepening recession and uncertainties in the global marketplace, the Company is taking a conservative approach in its forecast for 2009 by maintaining our previously stated 25% revenue growth.  There is no historic precedent for the current recession and therefore no basis to predict how long or how deep it will be, nor any certainty regarding what the recovery will look like.  In recognition of these uncertainties, SRS is forecasting revenues that are substantially less than what might otherwise be forecast in a normal market.

Third Quarter Financial Results

Net revenues in the third quarter 2008 totaled $4.3 million, a decrease of 9% from $4.8 million in the same period a year ago. The decrease is primarily attributable to changes in the company’s home entertainment segment with three of the Company’s larger television customers. During the quarter, eight new license agreements were signed which are anticipated to start generating revenues in three to nine months as SRS technology is integrated into new consumer products.

Operating expenses in the quarter totaled $4.9 million, an increase of 37% from $3.6 million in the same quarter a year ago. Of this increase, approximately $500,000 is comprised of one-time charges related to the company’s ongoing investment in strengthening its sales and marketing departments, and approximately $179,000 is related to capital transaction activities.

Net loss was $316 thousand or ($0.02) per basic and diluted share, versus a net income of $1.7 million or $0.10 per basic and diluted share in the third quarter of 2007.

Quarter-end cash and cash equivalents and short-term and long-term investments totaled $46.7 million, as compared to $45.4 million at the end of the same quarter in the prior year.

“During the quarter, we secured several new significant design wins in multiple segments and geographic regions,” said Thomas C.K. Yuen, SRS Lab’s Chairman and CEO. “These wins came primarily as a result of the investments we are making in broadening the bandwidth and improving the quality of our sales and marketing departments.  More importantly, we have been able to benefit from the excellent new leaderships in both of these critical areas to motivate and mobilize the respective teams in a disciplined and results oriented manner. Our sales team continues to identify new and significant business opportunities in nearly all of our segments which we believe will lead to healthy revenue growth in 2009.”

Yuen continued, “Due to the progress we are experiencing, I am happy to announce today that our board of directors has approved a new stock repurchase program under which we may acquire up to $15 million of our outstanding common stock for a period of up to six months commencing on November 7, 2008.”

Conference Call

SRS Labs will hold a conference call later today (November 4, 2008) to discuss these third quarter 2008 financial results. Chairman and CEO, Thomas C.K. Yuen, and CFO, Ulrich Gottschling, will host the call starting at 5:00 p.m. Eastern Time. A question and answer session will follow management’s presentation.

Dial-In Number: 1-800-862-9098

International: 1-785-424-1051

Conference ID#: 7SRS

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.srslabs.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern Time that same day and until November 18, 2008 at:

Toll-free replay number: 1-800-388-5895
International replay number: 1-402-220-1110

(No passcode required)

About SRS Labs, Inc.

Founded in 1993, SRS Labs is the industry leader in audio signal processing for consumer electronics. Beginning with the audio technologies originally developed at Hughes Aircraft, SRS Labs holds over 150 worldwide patents and is recognized by the industry as the foremost authority in research and application of human auditory principals. Through partnerships with leading global CE companies, semiconductor manufacturers and software partners, SRS audio, surround sound and voice processing technologies have been included in over one billion electronic products sold worldwide including HDTVs, mobile phones, portable media devices, PCs and automotive entertainment. In fact, SRS Labs is the de-facto standard of HDTV audio processing with nine of the top ten name brand flat panel TVs featuring SRS technology. Additionally, SRS Labs surround sound solutions provide the professional broadcast and recording industries with high-performance production, back-haul, storage, and transmission capability. SRS Labs supports manufacturers worldwide with offices in the US, China, Europe, Japan, Korea and Taiwan. For more information, visit www.srslabs.com.

Safe Harbor Statement

This press release includes forward-looking statements that are based on our current expectations, estimates and projections about SRS Labs, Inc., management’s beliefs and certain assumptions made by us, and events beyond our control, all of which are subject to change.  Such forward-looking statements include, but are not limited to, statements relating to our future growth opportunities, expansion and investment plans, operating results and profitability, as well as the stock repurchase program.  Forward-looking statements can often be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” similar expressions, and variations or negatives of these words.  These forward-looking statements are not guarantees of future results or the commitments made by us herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to, the timely development, release and market acceptance of new SRS Labs’ products and technologies, the impact of competitive products, technologies and pricing; the loss of any material customer, design win or license arrangement; the ability of our customers to gain broad market acceptance for products incorporating our technologies and the timing of our customers’ sales; our ability to quickly and cost-effectively respond to technological changes and advancements; intellectual property disputes and the impact of pending litigation; the effectiveness of our expense and cost control and reduction efforts; general economic and political conditions and specific conditions in the markets we address; and such other factors described in our filings with the Securities and Exchange Commission.  The forward-looking statements in this press release speak only as of the date they are made.  We do not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

Company Contacts:

Ulrich Gottschling

Chief Financial Officer

SRS Labs, Inc.

Tel 949-442-5596

ir@srslabs.com

Matt Glover

Investor Relations

Liolios Group

Tel 949-574-3860

info@liolios.com

SRS LABS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$41,733,491	$39,615,291
Accounts receivable, net	569,503	1,138,425
Prepaid expenses and other current assets	833,100	893,388
Short-term investments	4,984,000	—

Total Current Assets	48,120,094	41,647,104

Investments available for sale	—	5,451,875
Property and equipment, net	360,561	309,727
Intangible assets, net	2,321,642	2,197,616
Deferred income taxes, net	2,986,421	1,776,202

Total Assets	$53,788,718	$51,382,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$546,912	$529,063
Accrued liabilities	959,748	689,308
Deferred revenue	1,802,999	1,156,836

Total Current Liabilities	3,309,659	2,375,207

Commitments and Contingencies

Stockholders’ Equity
Preferred stock—$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$.001 par value; 56,000,000 shares authorized; 15,796,777 and 16,946,377 shares issued; and 15,782,577 and 15,778,715 shares outstanding at September 30, 2008 and December 31, 2007, respectively	15,798	16,947
Additional paid-in capital	69,582,396	74,143,772
Accumulated other comprehensive loss	—	(48,125)
Accumulated deficit	(19,021,531)	(19,155,096)
Treasury stock at cost, 14,200 and 1,167,662 shares at September 30, 2008 and December 31, 2007, respectively	(97,604)	(5,950,181)

Total Stockholders’ Equity	50,479,059	49,007,317

Total Liabilities and Stockholders’ Equity	$53,788,718	$51,382,524

SRS LABS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$4,319,433	$4,769,271	$13,438,565	$14,536,526
Cost of sales	22,107	36,850	88,426	115,912
Gross margin	4,297,326	4,732,421	13,350,139	14,420,614
Operating expenses*:
Sales and marketing	2,451,026	1,460,185	7,078,563	5,104,195
Research and development	948,305	689,901	2,727,838	2,366,121
General and administrative	1,524,529	1,436,184	4,490,484	4,105,792
Total operating expenses	4,923,860	3,586,270	14,296,885	11,576,108
Operating (loss) income	(626,534)	1,146,151	(946,746)	2,844,506
Interest income	310,219	508,825	1,093,543	1,511,585
(Loss) income before income taxes	(316,315)	1,654,976	146,797	4,356,091
Income taxes	—	(18,800)	13,232	(18,800)
Net (loss) income	$(316,315)	$1,673,776	$133,565	$4,374,891

Net (loss) income per common share:
Basic	$(0.02)	$0.10	$0.01	$0.27
Diluted	$(0.02)	$0.10	$0.01	$0.26
Weighted average shares used in the calculation of net income (loss) per common share:
Basic	15,779,486	16,268,524	15,778,493	16,160,970
Diluted	15,779,486	16,978,841	16,249,158	17,100,334

*Included in Q3 2008 total operating expenses is stock-based compensation expense of $425,191; $111,751 in sales and marketing, $85,734 in research and development, and $227,706 in general and administrative expenses. Included in Q3 2007 total operating expenses is stock-based compensation expense of $438,050; $112,162 in sales and marketing, $108,987 in research and development, and $216,901 in general and administrative expenses.